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                                                                   Exhibit 11(b)

                                   May 6, 2005

Columbia Tax-Exempt Fund
c/o Columbia Funds Trust IV
One Financial Center
Boston, Massachusetts 02111

Ladies and Gentlemen:

We consent to the filing of forms of the legal opinions our firm expects to deliver in connection with the proposed combination of Columbia Tax-Exempt Fund, a series of Columbia Funds Trust IV (the "Trust"), with Columbia Managed Municipals Fund, a series of Columbia Funds Trust IX, with and as part of the Registration Statement of the Trust on Form N-14 and to the references to our firm in the related prospectus/proxy statement under the caption "Federal Income Tax Consequences."

                                                           Very truly yours,

                                                           /s/ Ropes & Gray LLP

                                                           Ropes & Gray LLP